                                                                   EXHIBIT 20.1

NEWS RELEASE


For Release:  Immediate

Contact:      Jean Fargo                     Dave Rai
              Corporate Communications       Investor Relations
              (847) 405-3953                 (847) 405-4103


                SPS REPORTS INCREASE IN SECOND QUARTER PROFITS

RIVERWOODS, IL, July 29, 1998 -- SPS Transaction Services, Inc. (NYSE:PAY) today reported net income of $9.8 million or 36 cents per share on a diluted basis for the quarter ended June 30, 1998, a 9 percent increase as compared to 33 cents per share for the same period last year. Net operating revenues for the second quarter were $85.5 million, down 3 percent from $87.8 million in 1997.

  Net income for the first half of 1998 was $19.7 million, or 72 cents per share, as compared to 60 cents for the same period in 1997. Net operating revenues for the six months ended June 30 decreased 6 percent to $167.8 million.

  "This is our fifth consecutive quarter with a year-over-year earnings increase," said Robert L. Wieseneck, SPS president and chief executive officer. "We remain focused on achieving our 1998 performance goals while effecting a smooth transition to our new ownership."

  In April, SPS announced an agreement to sell substantially all of its assets to Associates First Capital Corporation (NYSE:AFS). The sale, which is pending, is subject to certain closing conditions and approval by SPS' stockholders, and is expected to close in 1998.

  SPS reported a 15 percent increase in electronic transactions processed for the second quarter, from 109 million to 126 million. Active commercial accounts at June 30, 1998 were 1,004,000, up 6 percent from 945,000 a year ago. Due to a change in service to a major client, service minutes processed by the TeleServices business group during the period decreased 20 percent to 10.6 million.

  Total loans outstanding, which represent both owned and securitized credit card loans, declined and were $1.7 billion at June 30, 1998, down from $1.9 billion at the end of the same period last year. Active consumer private label credit card accounts, both owned and managed, decreased 8 percent to 2.8 million, compared to the second quarter in 1997.

  SPS Transaction Services, Inc., a 73.2 percent-owned subsidiary of Morgan Stanley Dean Witter & Co., is a leading provider of technology outsourcing services including the processing of credit card transactions, private label credit card programs, commercial accounts receivable processing and call center teleservices activities.

                                          ###



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                               SPS TRANSACTION SERVICES, INC.
                                    Financial Highlights

                                       (In thousands, except per share data)


                                              Three Months Ended June 30,
                                     -----------------------------------------
                                                     (Unaudited)

                                       1998              1997         % Change
                                     ---------         ---------      --------
Net Operating Revenues               $  85,489         $  87,817           (3%)

Net Income                           $   9,830         $   8,984            9%

Basic Earnings Per Common Share      $    0.36         $    0.33            9%

Diluted Earnings Per Common Share    $    0.36         $    0.33            9%

Basic Weighted Average Common
  Shares Outstanding                    27,289            27,209           --

Diluted Weighted Average Common
  Shares Outstanding                    27,538            27,386           --


                                             Six Months Ended June 30,
                                     -----------------------------------------
                                                     (Unaudited)

                                       1998              1997         % Change
                                     ---------         ---------      --------
Net Operating Revenues               $ 167,753         $ 178,247           (6%)

Net Income                           $  19,727         $  16,375           20%

Basic Earnings Per Common Share      $    0.72         $    0.60           20%

Diluted Earnings Per Common Share    $    0.72         $    0.60           20%

Basic Weighted Average Common
  Shares Outstanding                    27,269            27,203           --

Diluted Weighted Average Common
  Shares Outstanding                    27,494            27,376           --



SPS TRANSACTION SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------------------------------------------------
(In thousands, except per share data)


                                     Three Months Ended      Six Months Ended
                                           June 30,               June 30,
                                     ------------------     -------------------
                                      1998        1997        1998       1997
                                     -------    -------     --------   --------
                                         (Unaudited)             (Unaudited)
Processing and service revenues      $63,966    $67,264     $132,108   $142,573
Merchant discount revenue              3,083      3,678        6,049      6,816
                                     -------    -------     --------   --------
                                      67,049     70,942      138,157    149,389

Interest revenue                      54,421     62,401      109,627    126,477
Interest expense                      15,020     19,444       32,059     39,826
                                     -------    -------     --------   --------
  Net interest income                 39,401     42,957       77,568     86,651
Provision for loan losses             20,961     26,082       47,972     57,793
                                     -------    -------     --------   --------
  Net credit income                   18,440     16,875       29,596     28,858

NET OPERATING REVENUES                85,489     87,817      167,753    178,247

Salaries and employee benefits        27,159     28,274       55,346     57,797
Processing and service expenses       24,568     24,369       46,959     52,696
Other expenses                        18,205     20,543       34,231     41,084
                                     -------    -------     --------   --------
  Total operating expenses            69,932     73,186      136,536    151,577
                                     -------    -------     --------   --------

Income before income taxes            15,557     14,631       31,217     26,670
Income tax expense                     5,727      5,647       11,490     10,295
                                     -------    -------     --------   --------
NET INCOME                           $ 9,830    $ 8,984     $ 19,727   $ 16,375
                                     =======    =======     ========   ========

Basic Earnings Per Common Share      $  0.36    $  0.33     $   0.72   $   0.60

Diluted Earnings Per Common Share    $  0.36    $  0.33     $   0.72   $   0.60

Basic Weighted Average Common
  Shares Outstanding                  27,289     27,209       27,269     27,203

Diluted Weighted Average Common
  Shares Outstanding                  27,538     27,386       27,494     27,376






                                SPS TRANSACTION SERVICES, INC.
                                     STATISTICAL SUMMARY

                                                           Three Months
                                       Three Months Ended      Ended      Six Months Ended
                                             June 30,        March 31,         June 30,
                                      -------------------   ----------   ------------------
                                        1998       1997        1998        1998      1997
                                      --------   --------   ----------   --------  --------
                                          (Unaudited)       (Unaudited)     (Unaudited)
Income Statement Data (thousands)
  Transaction processing services     $ 22,300   $ 24,169   $ 22,254     $ 44,554  $ 48,631
  Managed Programs                      21,411     22,328     22,765       44,176    45,723
  HSB Programs                          11,695     11,576     11,109       22,804    25,595
  Servicing fees on securitized loans    8,560      9,191     12,014       20,574    22,624
                                      --------   --------   --------     --------  --------
    Processing and service revenues   $ 63,966   $ 67,264   $ 68,142     $132,108  $142,573
                                      ========   ========   ========     ========  ========

Balance Sheet Data (millions)
  End-of-period
    Total loans*                      $1,653.9   $1,918.6   $1,749.7     $1,653.9  $1,918.6
    Owned loans                       $1,073.9   $1,338.6   $1,169.7     $1,073.9  $1,338.6

  Average
    Total loans*                      $1,705.8   $2,007.6   $1,832.5     $1,768.8  $2,090.2
    Owned loans                       $1,125.8   $1,427.6   $1,252.5     $1,188.8  $1,510.2

Operating Data (thousands)
  Electronic point-of-sale
    transactions processed             125,507    109,064    113,681      239,188   210,946
  TeleServices service
    minutes processed                   10,604     13,233     12,416       23,020    30,255
  TeleServices customer
    contacts processed                   2,258      2,117      2,154        4,412     4,667
  Active consumer private label
    accounts(end-of-period)              2,836      3,075      2,898        2,836     3,075
  Active commercial
    accounts(end-of-period)              1,004        945      1,003        1,004       945

Asset Quality
  Average
    Net charge-off %(Total loans)*         8.6%       8.8%       9.7%        9.2%       8.9%
    Net charge-off %(Owned)                8.5%       8.8%      10.3%        9.5%       9.0%

  End-of-period
    30-89 days delinquency %(Total loans)* 5.0%       5.0%       5.0%        5.0%       5.0%
    30-89 days delinquency %(Owned)        5.4%       5.4%       5.3%        5.4%       5.4%

    90-179 days delinquency %(Total loans)*3.6%       3.7%       3.9%        3.6%       3.7%
    90-179 days delinquency %(Owned)       4.1%       4.0%       4.2%        4.1%       4.0%

    Allowance for loan losses (Owned)
    (thousands)                       $ 73,969   $ 79,120   $ 74,822    $ 73,969   $ 79,120

    Allowance for loan losses %(Owned)     6.9%       5.9%       6.4%        6.9%       5.9%

* Total loans represents both owned and
  securitized credit card loans.


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SPS TRANSACTION SERVICES, INC.

CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------
(In thousands, except share data)

                                                      June 30,    December 31,
                                                        1998          1997
                                                   ------------   ------------
                                                    (Unaudited)
ASSETS:
  Cash and due from banks                            $   13,808     $   14,730
  Investments held to maturity - at amortized cost       36,753         36,617
  Credit card loans                                   1,073,914      1,295,787
  Allowance for loan losses                             (73,969)       (79,726)
                                                     ----------     ----------
    Credit card loans, net                              999,945      1,216,061
  Accrued interest receivable                            15,264         21,847
  Accounts receivable                                    23,572         29,349
  Due from affiliated companies                          12,534          9,921
  Amounts due from asset securitizations                 90,489         93,260
  Premises and equipment, net                            30,904         32,895
  Deferred income taxes                                  38,252         43,059
  Prepaid expenses and other assets                      14,483         14,664
                                                     ----------     ----------
TOTAL ASSETS                                         $1,276,004     $1,512,403
                                                     ==========     ==========
LIABILITIES:
  Deposits:
    Noninterest-bearing                              $    7,354     $    6,206
    Interest-bearing                                    556,480        504,088
                                                     ----------     ----------
  Total deposits                                        563,834        510,294
  Accounts payable, accrued expenses and other           75,963         80,283
  Income taxes payable                                   19,057         19,725
  Due to affiliated companies                           332,303        639,066
                                                     ----------     ----------
    Total liabilities                                   991,157      1,249,368
                                                     ----------     ----------
STOCKHOLDERS' EQUITY:
  Preferred stock, $1.00 par value, 100,000
    shares authorized; none issued or outstanding
  Common stock, $.01 par value, 40,000,000 and
    40,000,000 shares authorized; 27,338,694 and
    27,276,269 shares issued; 27,311,030 and
    27,206,883 shares outstanding at June 30, 1998
    and December 31, 1997, respectively                     273            273
  Capital in excess of par value                         82,725         81,586
  Retained earnings                                     202,510        182,845
  Common stock held in treasury, at cost, $.01
    par value, 27,664 and 69,386 shares at June 30,
    1998 and December 31, 1997, respectively               (611)        (1,662)
  Stock compensation related adjustments                    (50)            (7)
                                                     ----------     ----------
    Total stockholders' equity                          284,847        263,035
                                                     ----------     ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $1,276,004     $1,512,403
                                                     ==========     ==========